 FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

 ANNOUNCES REVISED EARNINGS

Pawhuska, OK

November 5, 2008

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced revised earnings for the three months ended September 30, 2008. Osage Bancshares, Inc. (the Company) revised their first quarter earnings by a $1.1 million (pre-tax and after-tax) charge to recognize a further decline in the net asset value of the Shay Ultra-Short Mortgage Fund. The fund has invested in U.S. Government and agency securities, as well as private label mortgage-backed securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an OTTI (other-than-temporary impairment) charge. Given the significant uncertainty and illiquidity in the markets for such securities, the Company cannot be certain that future impairment charges will not be required against this investment, which had a market value of $11.4 million at September 30, 2008.

The impairment charge created a net loss for the quarter ended September 30, 2008 of $(818,000) ($(.29) per diluted share), which represents a $1.1 million decrease from the $308,000 ($.09 per diluted share) earned in the same period of 2007. The annualized return on assets for the period was (2.10)%, with an annualized return on equity of (10.73)%, compared to .98% and 3.42%, respectively, for the quarter ended September 30, 2007. Despite the net loss for the quarter ended September 30, 2008, Osage Federal Bank continues to be well-capitalized at September 30, 2008. The Bank had a core capital ratio in excess of 14% at September 30, 2008.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300

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